Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2008, accompanying the consolidated financial statements and schedules of WHX Corporation and Subsidiaries contained in this Amendment No. 3 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Amendment No. 3 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
New York, New York
April 11, 2008